June 23, 2006

VIA FACSIMILE AND EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Attention:  Gregg Dundas

Dear Mr. Dundas:

     We are submitting an amended preliminary proxy statement of First Montauk Financial Corp. in connection with its merger with FMFG Ownership, Inc. and FMFG Acquisition, Inc. Previously on June 6, 2006, you notified Mr. Victor K. Kurylak, our Chief Executive Officer, that the SEC would have no comments on the preliminary proxy statement. We are submitting the amended proxy statement to provide updated information on two matters.

     First, since the preliminary proxy statement was filed on May 26, 2006, Buyer, FMFG Ownership, Inc., has made purchases of First Montauk common stock in open market and privately negotiated transactions. Buyer has also made purchases in privately negotiated transactions of First Montauk Series A Preferred Stock and First Montauk convertible debentures. Neither the First Montauk Series A Preferred Stock nor the First Montauk convertible debentures are registered or publicly traded securities. Such disclosures appear on pages 6, 16, and 28.

     Second, we have added disclosure about a letter the company received on June 16, 2006 from two shareholders stating that such shareholders intended to file a lawsuit against the company and certain of its directors and officers. Although to date, we are not aware whether such threatened lawsuit has been filed, we believe it was material to inform the shareholders of such possible development. This disclosure appears at the end of the Background of the Merger section on page 31.

     We have also added language on page 52 describing in greater detail under what circumstances certain shareholders who executed voting agreements may terminate such agreements.

     In addition, we have updated the number of shares outstanding of each class of stock of First Montauk, inserted proposed record dates and date of the proxy statement and revised the security ownership table on pages 53 and 54, the beneficial ownership table.

     We are also submitting for payment an additional $258.34 in filing fees as a result of the increase in the number of outstanding shares of common stock as of today's date. This amount is reflected appropriately on the revised Schedule 14 A.

     We would like to be able to file definitive proxy materials on Monday, June 26, 2006 and respectfully request that the Securities and Exchange Commission will continue to maintain its no comment position. Thank you for your consideration in this matter.

                                            Very truly yours,


                                            /s/ Robert I. Rabinowitz


                                            Robert I. Rabinowitz
                                            General Counsel